Exhibit 4.1
PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU
Articles of Amendment — Domestic Corporation
(15 Pa.C.S.)

☑	Business Corporation (§ 1915)	Entity #: 608825 Date filed: 09/19/2007 Pedro A. Cortes
☐	Nonprofit Corporation (§ 5915)	Secretary of the Commonwealth

Name PENNCORP SERVICEGROUP, INC.			Document will be returned to the name and address you enter to the left.

Address 600 NORTH SECOND STREET PO BOX 1210			Ü

City	State	Zip Code
HARRISBURG,	PA	17108-1210

     In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:
1.	The name of the corporation is: Michael Baker Corporation
2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	Number and Street	City	State	Zip	County

	4301 Dutch Ridge Road	Beaver	PA	15009	Beaver

(b)	Name of Commercial Registered Office Provider				County

c/o

3.	The statute by or under which it was incorporated: Pennsylvania Business Corporation Act
4.	The date of its incorporation: February 15, 1946

5.	(Check, and if appropriate complete, one of the following):

☑	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☐	The amendment shall be effective on	_________________________________________ at ____________________.
		Date	Hour
2007 SEP 19 PM 4:13
PA. DEPT. OF STATE

6.	Check one of the following:

☐	The amendment was adopted by the shareholders pursuant to 15 Pa.C.S. § 1914(a) and (b).

☑	The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c).
7.	(Check, and if appropriate complete, one of the following):

☐	The amendment adopted by the corporation, set forth in full, is as follows:

☑	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.
8.	Check if the Amendment restates the Articles:

☑	The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 19th day of September, 2007. MICHAEL BAKER CORPORATION
By	/s/ H. James McKnight
	Title	Executive VP, General Counsel and Corporate Secretary

EXHIBIT A
RESTATED ARTICLES OF INCORPORATION
OF
MICHAEL BAKER CORPORATION
          1st. The name of the corporation is Michel Baker Corporation (hereinafter called the “Corporation”).
          2nd. The location and post office address of its registered office is 4301 Dutch Ridge Road, Beaver, Beaver County, Pennsylvania.
          3rd. The corporation is formed for the purpose of engaging in the business of performing engineering and surveying services, but only under the name, seal and direction of a professional, licensed and registered engineer or surveyor. The corporation shall also have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be incorporated under the Pennsylvania Business Corporation Law, the law under which the corporation was formed.
          4th. The corporation is to exist perpetually.
          5th. The total number of shares which the Corporation shall have the authority to issue is 50,300,000, of which 300,000 shares shall be Cumulative Preferred Stock, par value $1 per share, issuable in one or more series, and 50,000,000 shares shall be Common Capital Stock, par value $1 per share, issuable in one or more series.
          A description of each such class of shares and a statement of the preferences, qualifications, limitations, restrictions and the special or relative rights and preferences granted to or imposed upon the shares of each such class are as follows:
SECTION I. CUMULATIVE PREFERRED STOCK
A. Issuance in Series; Equal Rank.
     (1) The Cumulative Preferred Stock may be divided into and issued in series. The Board of Directors is hereby expressly authorized, at any time or form time to time, to divide any or all of the shares of the Cumulative Preferred Stock into series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the designation and the relative rights and preferences of the series so established, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, which designations, rights and preferences may vary between difference series in the following respects:
          (a) the distinctive serial designation of such series;
     (b) the annual dividend rate, and the date or dates from which dividends shall commence to accrue;
     (c) the redemption price or prices for shares and the terms and conditions on which shares may be redeemed;

     (d) the sinking fund provisions, if any, for the redemption or purchase of shares;
     (e) the preferential amount or amounts payable upon shares in the event of the voluntary or involuntary liquidation of the corporation;
     (f) the terms and conditions, if any, upon which shares may be converted and the class or classes or series of shares of the corporation into which shares may be converted;
     (g) the special voting rights, if any, in addition to those specified in Subsections E and F hereof, which the Board of Directors may deem appropriate; and
     (h) such other terms, limitations and relative rights and preferences, if any, as the Board of Directors may, at the time of such resolution, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.
The Board of Directors is hereby expressly authorized to fix the number of shares which shall constitute any series of Cumulative Preferred Stock, which number, unless the Board of Directors shall have otherwise provided in establishing such series, may at any time or from time to time be increased or decreased, but not below the number of shares thereof then outstanding.
     (2) All shares of the Cumulative Preferred Stock shall be of equal rank with each other, regardless of series and shall be identical with each other in all respects except as fixed and determined by the Board of Directors pursuant to subparagraph (1) of this Subsection A.
B. Dividends.
     (1) The holders of the Cumulative Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate for each particular series fixed by the Board of Directors as hereinbefore authorized, and no more, payable quarter-yearly, on dates to be established by the Board of Directors. Such dividends on the Cumulative Preferred Stock shall be paid before any dividend on any Common Capital Stock shall be paid or set apart for payment. All shares of the respective series of Cumulative Preferred Stock shall be entitled to share in dividends pro rata in the proportion which the respective dividend rates of each such series bears to each other series, and no dividends shall be declared or paid upon the shares of any series of Cumulative Preferred Stock so long as any dividends upon the shares of any other series of Cumulative Preferred Stock are in default unless such pro rata treatment is afforded the shares of all such series. Dividends on each series of the Cumulative Preferred Stock shall be cumulative from such date or dates as may be fixed by the Board of Directors prior to the issue thereof. Arrearages in the payment of dividends shall not bear interest.
     (2) So long as any of the Cumulative Preferred Stock remains outstanding, no dividend whatever shall be declared or paid on any Common Capital Stock, nor shall any distribution be made on any Common Capital Stock other than a dividend payable or a distribution made in Common Capital Stock, nor shall any Common Capital Stock be acquired for a consideration by the corporation:

     (a) unless all dividends on the Cumulative Preferred Stock for all past quarter-yearly dividend periods shall have been paid and the full dividends on each series thereof for the then current quarter-yearly dividend period shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and
     (b) unless, if the corporation is obligated to redeem shares of one or more series of the Cumulative Preferred Stock pursuant to a sinking fund, all arrearages in respect of such sinking fund shall have been paid
Subject to the foregoing provisions, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on shares of the Common Capital Stock from time to time out of the remaining funds of the corporation legally available for the payment of dividends, and the holders of the Cumulative Preferred Stock shall not be entitled to participate in any such dividends.
C. Redemption Rights.
     (1) Subject to the provisions of subparagraph (3) of Subsection E and subject to the provisions of the resolution or resolutions of the Board of Directors establishing any particular series, the corporation at the option of the Board of Directors, may redeem the whole or any part of the Cumulative Preferred Stock, or the whole or any part of any series thereof, at any time outstanding, at any time or from time to time, upon notice duly given as hereinafter specified, at the applicable redemption price or prices fixed by the Board of Directors for such series as hereinbefore authorized, together with a sum, in the case of each share so to be redeemed, computed at the annual dividend rate for the series of which the particular share is a part, from and after the date on which dividends on such share become cumulative to and including the date fixed for such redemption, less the aggregate of the dividend, theretofore paid thereon, but computed without interest.
     (2) Notice of every such redemption of the Cumulative Preferred Stock shall be published at least once (a) in a newspaper printed in the English language, customarily published on each business day and of general circulation in the Borough of Manhattan, the City of New York, New York, (b) in a newspaper similarly printed and published and of general circulation in the City of Pittsburgh, Pennsylvania, and (c) in newspapers similarly printed and published and of general circulation in such other city or cities as may be specified in the resolution or resolutions of the Board of Directors establishing any particular series, such publications to be made at least thirty days prior to the date fixed for such redemption. Notice of every such redemption shall also be mailed at least thirty days prior to the date fixed for such redemption to the holders of record of the shares to be redeemed at their respective addresses as the same shall appear on the books of the corporation; but no failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares to be redeemed.
     (3) In case of redemption of a part only of any series of the Cumulative Preferred Stock at the time outstanding, the redemption may be either pro rata or by lot. The Board of Directors shall have full power and authority to prescribe the manner in which any redemption by lot or any pro rata redemption shall be conducted and, subject to the provisions herein contained, the terms and conditions upon which the Cumulative Preferred Stock shall be redeemed from time to time.
     (4) On or at any time before any redemption date, the corporation may deposit in trust, for the account of the holders of the shares to be redeemed, the moneys necessary to make the redemption with a bank or trust company to be designated in the notice of redemption, in good standing, have capital, surplus and undivided profits aggregating at least $5,000,000, organized under the laws of the United States of America or of the State of New York and doing business in the Borough of Manhattan, the City of New York, New York, or organized under the laws of the United States of America or of the Commonwealth of Pennsylvania and doing business in the City of Pittsburgh, Pennsylvania. In the event any such deposit is made, then, upon the publication, as hereinabove provided, of the notice of redemption, or upon the earlier delivery to said bank or trust company of irrevocable authorization and direction to publish such notice, all shares with respect to the redemption of which such deposit shall have been made and such publication effected or authorization and direction therefor given shall, whether or not the certificates for such shares shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate except the right of the holders of the certificates for such shares to receive, from and after the time of such deposit, the amount payable upon the redemption thereof, without interest, and the right to exercise, on or before the date fixed for redemption, any unexpired privileges of conversion or exchange.
     (5) The terms of each deposit shall be such that any funds which shall not be used because of the exercise of any right of conversion or exchange subsequent to the time of deposit shall be released or repaid to the corporation forthwith. Any funds so deposited which are unclaimed at the end of six years from the redemption date shall be repaid to the corporation, after which the holders of the shares called for redemption shall look only to the corporation for payment thereof, provided, however, that if any unclaimed funds repaid to the corporation shall subsequently be paid by it to the Commonwealth of Pennsylvania or to any other State of the United States under or in lieu of escheat, the holders of the shares called for redemption shall thenceforth look only to the said Commonwealth or State for the payment thereof.
D. Liquidation, Dissolution or Winding Up.
     In the event of any liquidation, dissolution or winding up of the corporation whether voluntary or involuntary, the holders of the Cumulative Preferred Stock of each series then outstanding shall be entitled to be paid in cash out of the assets of the corporation, before any distribution or payment shall be made to the holders of any Common Capital Stock, the full preferential amount or amounts fixed by the Board of Directors for such series as hereinbefore authorized, plus in respect to each share of such series a sum computed at the annual dividend rate applicable thereto from and after the date on which dividends on such share became cumulative to and including the date fixed for such payment, less the aggregate of the dividends theretofore paid thereon, but computed without interest; provided that if the assets of the corporation available for the holders of the Cumulative Preferred Stock of all series then outstanding shall be less than the total amount all such holders would be so entitled to receive if all preferential amounts and dividends were paid in full, then the corporation shall, in lieu of making payments in full to the holders of the Cumulative Preferred Stock of each series then outstanding make payments to the holders of the Cumulative Preferred Stock of each series then outstanding (in proportion to the respective amounts which would be payable on account of such liquidation, dissolution or winding up if all payments were made in full) of an aggregate amount equal to the assets available. If payment shall be made in full to the holders of the Cumulative Preferred Stock on liquidation, dissolution or winding up of the corporation whether voluntary or involuntary, the remaining assets of the corporation shall be distributed amount the holders of the Common Capital Stock, according to their respective rights and preferences, if any, and in accordance with their respective holdings. For the purposes of this Subsection D, a consolidation or merger of the corporation with any other corporation shall not be deemed, as such, to constitute a liquidation, dissolution or winding up of the corporation.
E. Certain Transactions.
     Except with the consent of the holders of at least two-thirds of the Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at a special meeting called for the purpose, at which the Cumulative Preferred Stock shall vote separately as a class, regardless of series, the corporation shall not in any manner, whether by amendment of its Articles of Incorporation by sale of all or substantially all of the corporation’s assets or business, by merger or consolidation, or otherwise;
     (1) Amend, alter or repeal any provisions of the Articles of Incorporation of the corporation so as to affect adversely the relative rights or preferences or powers of the holders of the Cumulative Preferred Stock;
     (2) Increase the authorized amount of the Cumulative Preferred Stock or authorize, or increase the authorized amount of, any class or series of stock ranking senior to or on a parity with the Cumulative Preferred Stock in the payment of dividends or the preferential distributions of assets; and
     (3) Redeem less than all of the Cumulative Preferred Stock at the time outstanding or purchase any of the Cumulative Preferred Stock outstanding, except in accordance with a purchase offer made to all holders thereof, unless the full dividend on the Cumulative Preferred Stock for all past quarter-yearly dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart;
provided, however, that no such consent shall be required for any sale of all or substantially all of the corporation’s assets or business or for any merger or consideration if (a) each holder of the Cumulative Preferred Stock immediately prior thereto shall thereafter and in connection therewith continue to hold or shall receive the same number of shares of preferred stock, with the same relative right or preferences or powers, of the acquiring, surviving or resulting corporation, and (b) the authorized capital stock of the acquiring, surviving or resulting corporation immediately thereafter shall include only classes of stock for which no such consent would have been required for the authorization thereof under subparagraph (1) or (2) of this Subsection E; and provided further, however, that if any such action shall affect adversely the relative rights or preferences or powers of one or more, but not all, of the series of Cumulative Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds in interest of the shares then outstanding of each series so affected, similarly given, shall be required in lieu of the consent of the holders of two-thirds of the Cumulative Preferred Stock voting as a separate class; provided further, however, that no consent of the holders of the Cumulative Preferred Stock or of the holders of a particular series of the Cumulative Preferred Stock shall be required under the provisions of this Subsection E if at or prior to the time of the act with respect to when such consent would otherwise be required, provision is made in accordance with the provisions of subparagraph (4) of Subsection C for the deposit in trust of the funds necessary for the redemption of all of the Cumulative Preferred Stock or of all of the particular series of the Cumulative Preferred Stock at the time outstanding.
F. Voting Rights.
     (1) Holders of the Cumulative Preferred Stock shall be entitled to vote, together with the Common Capital Stock and not as a separate class, on all matters at every meeting of the holders of Common Capital Stock of the corporation, and, in addition, holders of the Cumulative Preferred Stock shall be entitled to vote, separately as a class, to the extent provided in Subsection E above and as hereinafter in this Subsection F set forth. If and when six quarter-yearly dividends, whether or not consecutive, payable on any series of the Cumulative Preferred Stock shall be in default, in whole or in part, the holders of the outstanding Cumulative Preferred Stock, voting separately as a class regardless of series, shall become entitled to elect two Directors, who shall be additional Directors to the then existing Board, and, except for the two additional Directors which the holders of the Cumulative Preferred Stock voting separately as a class are entitled to elect, if and to the extent they are so entitled at the particular time under this subparagraph (1) of Subsection F, the holders of the Cumulative Preferred Stock and the Common Capital Stock, voting together, shall be entitled to elect the remaining Directors of the corporation. When all dividends in default on the Cumulative Preferred Stock then outstanding shall thereafter be paid, the Cumulative Preferred Stock shall then be divested of such additional voting power, but always subject to the same provisions for the revesting of such additional voting power in the Cumulative Preferred Stock in case of any similar future default or defaults. A meeting of the holders of the Cumulative Preferred Stock for the election of such two additional Directors, at which the holders of the Cumulative Preferred Stock shall vote as a class, shall be held at any time after the accrual of such additional voting power, upon notice similar to that then provided in the By-Laws of the corporation for a special meeting of shareholders. The holders of a majority of the Cumulative Preferred Stock present in person or by proxy shall be entitled to elect the two additional Directors above provided for. Upon termination of the additional voting power of the Cumulative Preferred Stock at any time by reason of the payment of all dividends in default, the terms of office of the persons who may have been elected as such additional Directors by vote of the holders of the Cumulative Preferred Stock shall forthwith terminate.
     (2) At all times each holder of the Cumulative Preferred Stock of any series who at the time possesses voting power for any purpose shall, for such purpose, be entitled to one vote for each share of Cumulative Preferred Stock standing in his name on the books of the corporation.
G. Redeemed Shares.
     Except as otherwise required by law, all shares of the Cumulative Preferred Stock redeemed or cancelled by the corporation shall have the status of authorized but unissued shares.

The Board of Directors shall have authority, by resolution, to change any redeemed or cancelled shares of any particular series into shares of another series of the Cumulative Preferred Stock.
SECTION II. COMMON CAPITAL STOCK
A. Two Series.
     The Common Capital Stock shall be divided into two series, one such series being denominated “Common Stock” and the other such series being denominated “Series B Common Stock”. There shall be authorized 44,000,000 shares of Common Stock and 6,000,000 shares of Series B Common Stock. The designations, powers, preferences, qualifications, privileges, limitations, restrictions, voting rights, relative voting power and other special or relative rights of the Common Stock and of the Series B Common Stock shall be as set forth in this Section II.
B. Dividends and Other Distributions.
     (1) Cash Dividends. At any time shares of Series B Common Stock are outstanding, as and when cash dividends may be declared by the Board of Directors, the cash dividend payable on shares of Common Stock shall in all cases be no less on a per share basis than the cash dividend payable on shares of Series B Common Stock.
     (2) Other Dividends and Distributions. Each share of Common Stock and each share of Series B Common Sock shall be identical to each other in respect of rights to dividends other than cash dividends and other distributions (including distributions upon liquidation of the Corporation ) made with respect to shares of Common Capital Stock, except that in the case of dividends or other distributions payable in Common Capital Stock of the Corporation, including distributions pursuant to stock splits or stock dividends, such dividends or distributions shall be declared at the same rate per share on Common Stock and on Series B Common Stock, but only shares of the Common Stock shall be distributed with respect to Common Stock and only shares of Series B Common Stock shall be distributed with respect to Series B Common Stock. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock or Series B Common Stock, the outstanding shares of the other Series of Common Capital Stock shall be split, subdivided or combined in the same manner proportionately and on the same basis per share, shares of each such Series being split, subdivided or combined only into or with shares of the same Series.
C. Voting.
     (1) With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled or requested to give consent, except as provided in subparagraph (2) of this Subsection C, the holders of the outstanding shares of Common Stock and the holders of the outstanding shares of Series B Common Stock (together with the holders of any outstanding shares of the Cumulative Preferred Stock, if entitled to vote) shall vote together without regard to series, and every holder of the outstanding shares of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each of Common Stock standing in the holder’s name and every holder of the outstanding shares of Series B Common Stock shall be entitled to cast thereon ten votes in person or by proxy for each share of Series B Common Stock standing in the holder’s name, provided that at every meeting of the shareholders called for the election of directors (other than a meeting of holders of the Cumulative Preferred Stock for the purpose of electing two directors (the “Preferred Stock Directors”) as provided in Subsection F of Section I)

the holders of Common Stock, voting separately as a class, shall be entitled to elect one-fourth (1/4) of the number of directors to be elected (other than the Preferred Stock Directors) at such meeting, and if one-fourth (1/4) of such number of directors is not a whole number, then the holders of Common Stock, voting separately as a class, shall be entitled to elect the next higher whole number of directors to be elected (other than the Preferred Stock Directors) at such meeting, and the holders of Series B Common Stock shall have no voting rights with respect to the election of such directors. Directors elected by the holders of Common Stock, voting separately as a class, and their successors, are hereinafter referred to as “Common Stock Directors”. Common Stock Directors may be removed, with or without cause, only by a vote of the holders of a majority of the shares of Common Stock then outstanding, voting separately as a class. If during the interval between annual meetings of shareholders for the election of directors, the number of Common Stock Directors shall, by reason of resignation, death or removal, be reduced, the vacancy or vacancies in the Common Stock Directors shall be filled by a majority vote the remaining Common Stock Director or Directors then in office, regardless of number, and if not filled within forty days after the creation of such vacancy or vacancies, the Secretary of the Corporation shall call a special meeting of the holders of Common Stock and such vacancy or vacancies shall be filled at such special meeting.
     (2) With respect to any merger or consolidation of the Corporation with or into any other corporation, any sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets to or with any other person, or any dissolution of the Corporation, other than a merger or other transaction with a majority-owned subsidiary of the Corporation, the approval of a majority of the votes entitled to be cast by the holders of each Series of Common Capital Stock, voting separately as a class, shall be required to be obtained in addition to any other shareholder vote required by the Articles or applicable law. With respect to any proposed amendment to the Articles which would increase or decrease the par value or the number of authorized shares of either Common Stock or Series B Common Stock, or alter or change the powers, preferences, qualifications, privileges, limitations, restrictions, voting rights, relative voting power or other special or relative rights of the shares of Common Stock or the shares of Series B Common Stock or both, the approval of a majority of the shares of the affected Series, voting separately as a class, shall be required to be obtained in addition to any other shareholder vote required by the Articles or applicable law. With respect to the authorization of the issuance of Series B Common Stock other than as provided in Subsection D hereof, the approval of a majority of the shares of Series B Common Stock and Common Stock, voting separately as a class, shall be required to be obtained in addition to any other shareholder vote required by the Articles or applicable law.
     (3) Every reference in the law or the Articles o the vote or consent of a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.
D. Issuance of Series B Common Stock.
     Following initial issuance as a stock dividend of one share of Series B Common Stock on each share of Common Stock approximately concurrently with shareholder approval of the amendment (of which this Section II is a part) to these Articles, the Board of Directors may issue shares of Series B Common Stock only (i) as contributions by the Corporation to the

Corporation’s Employee Stock Ownership Plan, or any comparable successor plan (hereinafter referred to as an “ESOP”), or to a trust (an “ESOP”) established pursuant to an ESOP, (ii) by sales by the Corporation to an ESOP or an ESOP for cash, or (iii) in the form of a distribution pursuant to a stock dividend on or split of the shares of Series B Common Stock and only to the then holders of the outstanding shares of Series B Common Stock in conjunction with and in the same ratio as a stock dividend on or split of the shares of Common Stock.
E. Conversion of Series B Common Stock.
     (1) Each share of Series B Common Stock may on any business day be converted at the election of the holder thereof into one fully paid and nonassessable share of Common Stock. Any holder of shares of Series B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder’s discretion. Such right shall be exercised by the surrender of the certificate representing each share of Series B Common Stock to be converted to the agent (if any) for the registration or transfer of shares of Series B Common stock at its office, or to the Corporation at its principal executive office, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or the holder’s duly authorized attorney.
     (2) The issuance of a certificate for shares of Common Stock upon conversion of shares of Series B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in the name other than that of the holder of the share or shares of Series B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the transfer agent or to the Corporation the amount of any tax which may be payable in respect of any such transfer or shall establish to the satisfaction of the transfer agent or of the Corporation that such transfer tax has been paid.
     (3) As promptly as practicable after the surrender for conversion of a certificate representing shares of Series B Common Stock and the payment of any tax as hereinbefore provided, the Corporation will deliver or cause to be delivered at the office of the transfer agent to or upon the written order of the holder of such certificate a certificate or certificates representing the number of shares of Common stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Series B Common Stock (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of Series B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate representing shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any shares of Series B Common Stock; provided, however, that if any shares of Series B Common Stock shall be converted subsequent to the record date for the payment of a cash or stock dividend or other distribution on shares of Series B Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the cash or stock dividend or the distribution payable to holders of Common Stock.
     (4) The Corporation shall at all times reserve and keep available solely for the purpose of issue upon conversion of outstanding shares of Series B Common Stock, such number of shares of Common Stock as may be issuable upon the conversion of all such outstanding shares of the Series B Common Stock, provided that the Corporation may for such purpose deliver shares of Common Stock held in the treasury of the Corporation. If any shares of Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be.
     (5) All shares of Series B Common Stock surrendered for conversion shall be cancelled and (if permitted by law) become authorized but unissued shares, unless the Board of Directors provides by resolution that any or all of such shares may not be reissued.
F. Transfer of Series B Common Stock.
     (1) No person holding shares of Series B Common Stock of record (a “Series B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Series B Common stock, as Series B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee, and upon any attempted transfer of shares not permitted hereunder such shares shall be converted into Common Stock, as provided by subparagraph (4) of this Subsection F. A “Permitted Transferee” shall mean, with respect to each Series B Holder:
          (a) In the case of a Series B Holder who is a natural person:
     (i) The spouse of such Series B Holder, either parent or any lineal descendant of a parent of such Series B Holder, and any spouse of such lineal descendant (which lineal descendants, their spouses, the Series B Holder, and his or her spouse and parents are herein collectively referred to as “Series B Holder’s Family Members”);
     (ii) The trustee of a trust (including a voting trust) principally for the benefit of any of such Series B Holder’s Family Members provided that such trust may also grant a general or special power of appointment to one or more of such Series B Holder’s Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Series B Holder’s Family Members payable by reason of the death of any of such Family Members;
     (iii) The estate of such Series B Holder upon his or her death; and
     (iv) The trustee of an ESOP of the Corporation.

          (b) In the case of a Series B Holder holding shares of Series B Common Stock as trustee pursuant to an ESOP, “Permitted Transferee” means a beneficiary of the ESOP entitled to receive distributions of Class B Common Stock pursuant to the provisions of such ESOP.
          (c) In the case of a Series B Holder holding the shares of Series B Common Stock in question as trustee pursuant to a revocable trust, “Permitted Transferee” means (i) any person transferring Series B Common Stock to such trust (or who transferred to the trust the Common Stock upon which the Series B Common Stock was issued as a dividend) and (ii) any Permitted Transferee of any such transferor determined pursuant to subparagraph (a) above.
          (d) In the case of a Series B Holder holding the shares of Series B Common Stock in question as trustee pursuant to a trust which was irrevocable on the effective date of this amendment, “Permitted Transferee” means (i) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (ii) any Permitted Transferee of any such person determined pursuant to subparagraph (a) above.
          (e) In the case of a Series B Holder which is the estate of a deceased Series B Holder which holds record and beneficial ownership of the shares of Series B Common Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased Series B Holder determined pursuant to subparagraph (a) above.
          (f) In the case of a Series B Holder who shares with another person beneficial ownership of the shares of Series B Common Stock at the time of initial issuance thereof, “Permitted Transferee” means such other beneficial owner and any Permitted Transferee of such other beneficial owner determined under subparagraph (a) above.
     (2) Notwithstanding anything to the contrary set forth herein, any Series B Holder may pledge such holder’s shares of Series B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Subsection F. In the event of foreclosure or other similar action by the pledgee such pledged shares of Series B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.
     (3) For purposes of this Subsection F:
          (a) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.
          (b) Each joint owner of shares of Series B Common Stock shall be considered a “Series B Holder” of such shares.
          (c) A minor for whom shares of Series B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Series B Holder of such shares.

          (d) Unless otherwise specified, the term “person” means both natural persons and legal entities.
     (4) Any attempted transfer of shares for Series B Common Stock not permitted hereunder shall result in the conversion of such shares of Series B Common Stock into shares of Common Stock and the transfer thereof to the transferee, effective as of the date on which certificates representing such shares are presented for transfer on the books of the Corporation.
     (5) The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Series B Common Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Series B Common Stock or is a Permitted Transferee.
     (6) Shares of Series B Common Stock shall be registered only in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose a “beneficial owner” of any shares of Series B Common Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the disposition of such shares.
     (7) The Corporation shall note on the certificates for shares of Series B Common Stock the restrictions on transfer and registration of transfer imposed by this Subsection F.
G. Automatic Conversion of Series B Common Stock.
     At any time when the number of outstanding shares of Series B Common Stock as reflected on the stock transfer books of the Corporation falls below 5% of the aggregate number of the issued and outstanding shares of Common Stock and Series B Common Stock of the Corporation, or the Board of Directors and the holders of a majority of the outstanding shares of Series B Common Stock approve the conversion of all of the Series B Common Stock into Common Stock, then, immediately upon the occurrence o either such event, the outstanding shares of Series B Common Stock shall be deemed, without further act on anyone’s part, to be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Series B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.
H. Other Rights.
     Except as otherwise required by the Pennsylvania Business Corporation Law or as otherwise provided in the Articles, each share of Common Stock and each share of Series B Common Stock shall have identical preferences, qualifications, privileges, limitations and other rights, including rights in liquidation.
          6th. (1) Personal Liability of Directors.
          (a) To the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

          (b) This Section 1 shall not apply to any actions filed prior to January 27, 1987, nor to any breach of performance of duty or any failure of performance of duty by any director of the Company occurring prior to January 27, 1987. The provisions of this Section shall be deemed to be a contract with each director of the Company who serves as such at any time while this Section is in effect and each such director shall be deemed to be so serving in reliance on the provisions of this Section. Any amendment or repeal of this Section or adoption of any By-Law or other provision of the Articles of the Company which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to the adoption of such amendment, repeal, By-Law or other provision.
          (2) Indemnification of, and Advancement of Expenses to, Directors Officers and Others.
          (a) Right to Indemnification. Except as prohibited by law, every director and officer of the Company shall be entitled as of right to be indemnified by the Company against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved in any manner, as a party, witness or otherwise, or is threatened to be made so involved, by reason of such person being or having been a director or officer of the Company or of a subsidiary of the Company or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity (such claim action, suit or proceeding hereinafter being referred to as “Action”); provided, that no such right of indemnification shall exist with respect to an Action initiated by indemnitee (as hereinafter defined) against the Company (an “Indemnitee Action”) except as provided in the last sentence of this Subsection (a). Persons who are not directors or officers of the Company may be similarly indemnified in respect of service to the Company or to another such entity at the request of the Company to the extent the Board of Directors at any time denominates any of such persons entitled to the benefits of this Section. As used in this Section 2, “indemnitee” shall include each director and officer of the Company and each other person denominated by the Board of Directors as entitled to the benefits of this Section, “expenses” shall include fees and expenses of counsel selected by an indemnitee and “liability” shall include amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this Subsection (a) for expenses incurred in connection with any Indemnitee Action only (i) if such Indemnitee Action is a claim for indemnification, (ii) if the indemnitee is successful in whole or in part in such Indemnitee Action or (iii) if the indemnification for expenses is included in a settlement of, or is awarded by a court in, such Indemnitee Action.
          (b) Right to Advancement of Expenses. Every indemnitee shall be entitled as of right to have his or her expenses in defending any Action, or in initiating and pursuing any Indemnitee Action for indemnity or advancement of expenses under Subsection (c) of this Section 2, paid in advance by the Company prior to final disposition of such Action or Indemnitee Action, provided that the Company receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for such expenses.

          (c) Right of Indemnitee to Initiate Action. If a written claim under Subsection (a) or Subsection (b) of this Section 2 is not paid in full by the Company within thirty days after such claim has been received by the Company, the indemnitee may at any time thereafter initiate an Indemnitee Action to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of prosecuting such Indemnitee Action. The only defense to an Indemnitee Action to recover a claim for indemnification under Subsection (a) of this Section 2 shall be that the indemnitee’s conduct was such that under Pennsylvania law the Company is prohibited from indemnifying the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such Indemnitee Action that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Company (including its board of directors, independent legal counsel or its shareholders) that the indemnitee’s conduct was such that indemnification is prohibited by Pennsylvania law, shall be a defense to such Indemnitee Action or create a presumption that the indemnitee’s conduct was such that indemnification was prohibited by Pennsylvania law. The only defense to an Indemnitee Action to recover a claim for advancement of expenses under Subsection (b) of this Section 2 shall be the indemnitee’s failure to provide the undertaking required by Subsection (b) of this Section 2.
          (d) Insurance and Funding. The Company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with an Action, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 2. The Company may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.
          (e) Non-Exclusivity; Nature and Extent of Rights. The rights to indemnification and advancement of expenses provided for in this Section 2 shall (i) not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement or by-law, charter provision, vote of shareholders or directors or otherwise, (ii) be deemed to create contractual rights in favor of each indemnitee who serves the Company at any time while this Section 2 is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provisions of this Section, (iii) continue as to each indemnitee who has ceased to have the status pursuant to which he or she was entitled or was denominated as entitled to indemnification under this Section 2 and shall insure to the benefit of the heirs and legal representatives of each indemnitee and (iv) be applicable to Actions commenced on or after January 27, 1987, whether arising from acts or omissions occurring before or after January 27, 1987. Any amendment or repeal of this Section 2 or adoption of any By-Law or other provisions of the Articles of the Company which limits in any way the right to indemnification or the right to advancement of expenses provided for in this Section 2 shall operate prospectively only and shall not affect any action taken, or failure to act, by an indemnitee prior to the adoption of such amendment, repeal, By-Law or other provision.

          (f) Partial Indemnity. If an indemnitee is entitled under any provision of this Section 2 to indemnification by the Company for some or a portion of the expenses or a liability paid or incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Company shall indemnify the indemnitee for the portion of such expenses or liability to which the indemnitee is entitled.
          (g) Applicability of Section. This Section 2 shall apply to every Action other than an Action filed prior to January 27, 1987, except that it shall not apply to the extent that Pennsylvania law does not permit its application to any breach of performance of duty or any failure of performance of duty by an indemnitee occurring prior to January 27, 1987.